JETBLUE AIRWAYS REPORTS DECEMBER TRAFFIC

New York, NY (January 11, 2018) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for December 2017. Traffic in December increased 2.7 percent from December 2016, on a capacity increase of 4.4 percent.

Load factor for December 2017 was 82.7 percent, a decrease of 1.4 points from December 2016. JetBlue’s preliminary completion factor was 99.8 percent and its on-time (1) performance was 74.1 percent.

The following reflects revised guidance for the fourth quarter of 2017:

•	Fourth quarter revenue per available seat mile (RASM) is expected to increase approximately 1.8% year-over-year.

•
CASM ex-fuel growth is expected to include approximately $23 million of additional expenses associated with the $1,000 bonus for each Crewmember, which will raise our previously provided guidance by 2.0 percentage points.

•	JetBlue expects fuel cost per gallon of $1.89 to $1.92 in the fourth quarter.
JETBLUE AIRWAYS TRAFFIC RESULTS

	December 2017	December 2016	% Change
Revenue passenger miles (000)	4,079,287	3,970,702	2.7%
Available seat miles (000)	4,931,590	4,721,577	4.4%
Load factor	82.7%	84.1%	(1.4) pts.
Revenue passengers	3,430,346	3,376,983	1.6%
Departures	30,659	29,667	3.3%
Average stage length (miles)	1,091	1,087	0.4%

	Y-T-D 2017	Y-T-D 2016	% Change
Revenue passenger miles (000)	47,239,706	45,618,635	3.6%
Available seat miles (000)	56,007,224	53,619,536	4.5%
Load factor	84.3%	85.1%	(0.8) pts.
Revenue passengers	40,038,090	38,263,104	4.6%
Departures	353,681	337,302	4.9%
Average stage length (miles)	1,072	1,093	(1.9)%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

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ir@jetblue.com

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